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EXHIBIT 3.1

CERTIFICATE OF FORMATION
OF
LINN ENERGY HOLDINGS, LLC

        This Certificate of Formation of Linn Energy Holdings, LLC (the "Company") is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

  1.
  The name of the Company is Linn Energy Holdings, LLC.

  2.
  The name and address of the registered agent of the Company shall be Capitol Services, Inc., 615 South Dupont Highway, Dover, Delaware 19901.

  3.
  The address of the registered office of the Company in Delaware is 615 South Dupont Highway, Dover, Delaware 19901.

        IN WITNESS WHEREOF, the undersigned, an authorized person or agent or attorney-in-fact of the Company, has caused this Certificate of Formation to be duly executed as of the 6th day of April, 2005.

/s/ JOHN W. MCCARVER John W. McCarver Authorized Person

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  EXHIBIT 3.1
CERTIFICATE OF FORMATION OF LINN ENERGY HOLDINGS, LLC